EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

PAR Technology Corporation:

We consent to the incorporation by reference in the registration statement No. 333-175577 on Form S-3 and registration statement Nos. 333-174916, 333-139582, and 333-139583 on Form S-8 of ORBCOMM Inc. of our report dated March 16, 2012, with respect to the balance sheets of PAR Logistics Management Systems Corporation (a wholly-owned subsidiary of PAR Technology Corporation) as of December 31, 2011 and 2010, and the related statements of operations, shareholder’s equity (deficit), and cash flows for the years then ended, which report appears in the Form 8-K/A of ORBCOMM Inc. dated March 30, 2012.

/s/ KPMG LLP

Syracuse, New York

March 30, 2012